QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRIME IMPACT ANNOUNCES PRICING OF $300 MILLION INITIAL PUBLIC OFFERING

        NEW YORK—(BUSINESS WIRE)—Prime Impact Acquisition I (NYSE: PIAI.U, the "Company") announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit. The units are expected to be listed on the NYSE ("NYSE") and trade under the ticker symbol "PIAI.U" beginning September 10, 2020. Each unit consists of one ordinary share and one warrant to purchase one-third of one ordinary share at $11.50 per whole share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on the NYSE under the symbols "PIAI" and "PIAI.W" respectively.

        In addition, the underwriters have fully exercised the over-allotment option to purchase an additional 4,500,000 units offered by the Company to cover over-allotments.

        The offering is expected to close on September 14, 2020, subject to customary closing conditions.

        Goldman Sachs and BofA Securities are acting as joint book running managers in the offering.

        A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 9, 2020. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; telephone: (866) 471-2526; email: Prospectus-ny@ny.email.gs.com; or BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@baml.com.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Prime Impact Acquisition I

        Prime Impact Acquisition I is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prime Impact Acquisition I's anticipates targeting companies or divisions of companies, globally in the TMT, Med Tech and Industrial Tech sectors.

Forward-Looking Statements

        This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Mike Cordano
650-825-6965
admin@primeimpactcapital.com

QuickLinks

  Exhibit 99.1
PRIME IMPACT ANNOUNCES PRICING OF $300 MILLION INITIAL PUBLIC OFFERING